                                                                   EXHIBIT 10.35

                         EXECUTIVE EMPLOYMENT AGREEMENT

     This Agreement is made and entered into as of January 13, 2001, (the "EFFECTIVE DATE") by and among Thermadyne Holdings Corporation, a Delaware corporation ("HOLDINGS"), together with its subsidiaries as herein defined (all called the "EMPLOYERS" and Karl R. Wyss ("EMPLOYEE").

                                  WITNESSETH:

     WHEREAS, Employers desire to continue to employ Employee upon the terms set forth herein;

     WHEREAS, Employee desires to continue to be employed by Employers and to appropriately memorialize the terms and conditions of such employment;

     WHEREAS, Holdings is entering into this Agreement by and on behalf of itself and each trade or business in which its ownership and the value or voting power is at least 50% (the "SUBSIDIARIES").

     NOW THEREFORE, Employee and Employers, in consideration of the agreements, covenants and conditions herein, hereby agree as follows:

     SECTION 1. Basic Employment Provisions.

     (a) Employment and Term. Employers hereby employ Employee (hereinafter referred to as the "EMPLOYMENT") as Chairman of the Board, President and Chief Executive Officer of Holdings and Employee agrees to be employed by Employers in such capacities, all on the terms and conditions set forth herein. The Employment shall be for a period (the "EMPLOYMENT PERIOD") that will (i) commence on the Effective Date and continue for at least two years thereafter (unless earlier terminated as provided herein) and (ii) renew on each anniversary of the Effective Date for a two-year period, on the same terms and conditions contained herein (unless earlier terminated as provided herein or Employee is timely provided a notice of nonrenewal as provided herein), such that the Employment Period shall extend for a period of two years from the date of each such extension. The Employers must provide Employee with written notice not less than 60 days in advance of the applicable anniversary of the Effective Date in order to avoid renewal of the Employment Period on such anniversary as described above. Notice shall be deemed given on the date it is received by the Employee.

     (b) Duties. Employee shall be subject to the direction and supervision of the Board of Directors of Holdings (the "BOARD") and, as the Chief Executive Officer, shall have those duties and responsibilities which are assigned to him during the Employment Period by the Board consistent with his positions, provided that the Board shall not assign any greater duties or responsibilities to
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the Employee than are necessary to the Employee's faithful and adequate supervision of the overall management and businesses of the Employers. The Board shall not take any action which results in a material diminution of Employee's position, authority, duties or responsibilities as of the date hereof. The parties expressly acknowledge that the Employee shall devote all of his business time and attention to the transaction of the Employer's businesses as is reasonably necessary to discharge his supervisory management responsibilities hereunder. Employee agrees to perform faithfully the duties assigned to him to the best of his ability.

     Section 2. Compensation.

     (a) Salary. Employers shall pay to Employee during the Employment Period a salary as basic compensation for the services to be rendered by Employee hereunder. The initial amount of such salary shall be $900,000 per annum. Such salary shall be reviewed no less frequently than annually by the Board and may be increased upon the approval of the Board in its sole discretion. Such salary shall accrue and be payable in accordance with the payroll practices of Employers' subsidiary or subsidiaries in effect from time to time. All such payments shall be subject to deduction and withholding authorized or required by applicable law.

     (b) Annual Bonus. While Employee remains actively employed by the Employers, Employee shall additionally participate in an annual bonus plan in accordance with the terms set forth in Appendix A hereto.

     (c) Special Bonus. Provided Employee remains actively employed by the Employers, Employee shall be entitled to a one-time special bonus based on appreciation in the equity value of Holdings, conditional upon achievement of the target set forth in Appendix B hereto, and payable in accordance with the terms of such Appendix B.

     (d) Sale Bonus. Provided Employee remains actively employed by the Employers, in the event of certain transactions involving Holdings as described in Appendix C hereto, Employee shall be entitled to a one-time sale payable upon the terms set forth in such Appendix C.

     (e) Benefits. During the Employment Period, Employee shall be entitled to participate in such other employee benefit plans, programs and arrangements as are customarily accorded the executives of Employers, including without limitation, tax qualified profit sharing and retirement plans, group life, hospitalization and other insurance and vacations (but excluding stock option and other stock- or equity-based compensation plans), on a basis no less favorable than as of the date of this Agreement.


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     SECTION 3. Termination.

     (a) Death or Disability. Employment of Employee under this Agreement shall terminate automatically upon the death or total disability of Employee. For the purpose of this Agreement, "TOTAL DISABILITY" shall be deemed to have occurred if Employee shall have been unable to perform the duties of his Employment due to mental or physical incapacity for a period of six (6) consecutive months.

     (b) Cause. The Board may terminate the Employment of Employee under this Agreement for Cause. For the purposes of this Agreement, "CAUSE" shall be deemed to be (i) dishonesty by Employee that results in personal enrichment at the expense of the Employers or (ii) demonstratively willful repeated violations of Employee's obligations under this Agreement; (iii) commission of an act or acts constituting a felony involving moral turpitude; or (iv) willful insubordination or disregard of any material directive of the Board.

     (c) Without Cause. Any of the Employers, acting alone, may terminate the Employment of Employee under this Agreement without Cause.

     (d) Constructive Termination. Employee may elect to terminate his Employment under this Agreement upon a Constructive Termination Without Cause, as defined below. For purposes of this Agreement, "CONSTRUCTIVE TERMINATION WITHOUT CAUSE" shall mean a termination of the Employee's employment at his initiative following the occurrence, without the Employee's prior written consent, of one or more of the following events, if such event has not been cured by the Employers following reasonable notice by Employee of the occurrence thereof:

          (i) receipt of notice from the Employers that the Employment Period shall not be renewed as described in Section 1(a) above;

          (ii) any failure by the Employers to comply with any of the provisions of the Employment Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith;

          (iii) any material reduction in any form of compensation, fringe benefit, deferred compensation plan or perquisite applicable to the Employee immediately prior to the effective time of the Employment Agreement;

          (iv) a material adverse change in the Employee's titles or positions from those in effect at the effective time of the Employment Agreement;


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
          (v) any material adverse change in the position to which the Employee reports or the positions that report to the Employee at the effective time of the Employment Agreement (reporting relationships);

          (vi) the assignment to the Employee of any duties materially inconsistent with, and inferior to, the Employee's position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as in effect at the effective time of the Employment Agreement, or any other action by the Employers which results in a material diminution in such position, authority, duties or responsibilities excluding an isolated, insubstantial and inadvertent action;

          (vii) any purported termination by the Employers of the Employee's employment otherwise than as expressly permitted by Section 3(b) of this Agreement;

          (viii) any failure by the Employers to comply with and satisfy the provisions of Section 6 hereof, or failure by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employers to assume expressly and agree to perform the Employment Agreement in the same manner and to the same extent the Employers would be required to perform it if no such succession had taken place, provided, in either case, that the successor contemplated by Section 6 hereof has received, at least 10 days prior to the giving of notice of constructive termination by the Employee, written notice from the Employers or the Employee of the requirements of the provisions of Section 6 or of such failure; and

          (ix) failure to reelect Employee as both a member of the Board and the Chairman of the Board or the removal of Employee as a member of the Board or as Chairman of the Board.

     SECTION 4. Compensation Following Termination.

     (a) Death or Disability. If the Employment Period is terminated pursuant to the provisions of Section 3(a) above, this Agreement shall terminate, and no further compensation shall be payable to Employee except that Employee or Employee's estate, heirs or beneficiaries, as applicable, shall be entitled, in addition to any other benefits to which Employee is or may become entitled under any benefit plan, to receive Employee's then current basic compensation, plus an amount in lieu of bonus, which amount shall be determined as the average bonus received by Employee for the appropriate period (prorated for partial portions thereof) for the previous 24 months hereunder and all other benefits to which Employee would otherwise be entitled hereunder during the Employment Period for a period of 24 months from the date the Employment Period terminates.

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

     (b) Termination for Cause or Voluntary Termination. If the Employment Period is terminated for Cause or voluntarily by the Employee for reasons other than those described in Section 3(a) or 3(d) above, no further compensation or benefits shall be paid to Employee after the date of termination, but Employee shall be entitled to receive benefits to which he is or may become entitled pursuant to any benefit plan.

     (c) Termination Without Cause; Constructive Termination. If the Employment Period is terminated pursuant to Section 3(c) or 3(d) above, Employee shall be entitled to continue to receive from Employers his then current basic compensation hereunder, plus an amount in lieu of bonus, which amount shall be determined as the average annual bonus received by Employee under Section 2(b) hereof for the appropriate period (prorated for partial portions thereof) for the previous 24 months, such amount to continue to be paid in accordance with the payroll practices of Employers for a period equal to the period remaining in the Employment Period immediately prior to such termination (the "PAYMENT PERIOD") and Employee shall further be entitled during such period both to continue to receive the benefits to which he would otherwise be entitled during the Employment Period pursuant to Section 3(e) above and to reimbursement for expenses incurred by Employee to own and maintain an automobile as contemplated by Section 5 below. In the event Employee becomes reemployed during the Payment Period (whether as employee or independent contractor), the amounts payable under this Section 4(c) will be offset and reduced by the amount of compensation received by Employee from his new employer for services performed during the Payment Period, and Employee shall not be entitled to receive benefits described in Section 3(e) to the extent such benefits are or would be duplicated by benefits to which Employee is entitled from his new employer during the Payment Period.

     SECTION 5. Expense Reimbursement. Upon the submission of properly documented expense account reports, Employers shall reimburse Employee for all reasonable business-related travel and entertainment expenses incurred by Employee in the course of his Employment with Employers and for expenses incurred by Employee to own and maintain an automobile.

     SECTION 6. Assignability; Binding Nature. This Agreement shall be binding and inure to the benefit of the parties, and their respective successors, heirs (in the case of Employee) and assigns. No obligations of the Employers under this Agreement may be assigned or transferred by the Employers except that such obligations shall be assigned or transferred (as described below) pursuant to a merger or consolidation of Holdings in which Holdings is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Employers, provided that the assignee or transferee is the surviving entity or successor to all or substantially all of the assets of the Employers and such


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
assignee or transferee assumes the liabilities, obligations and duties of the Employers, as contained in this Agreement, either contractually or as a matter of law. As used in this Agreement, the "Employers" and "Holdings" shall mean the Employers and Holdings as hereinbefore defined, respectively, and any successor to their business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     SECTION 7. Confidential Information.

     (a) Non-Disclosure. During the Employment Period or at any time thereafter, irrespective of the time, manner or cause of the termination of this Agreement, Employee will not directly or indirectly reveal, divulge, disclose or communicate to any person or entity, other than authorized officers, directors and employees of the Employers, in any manner whatsoever, any Confidential Information (as hereinafter defined) of Employers or any subsidiary of Employers without the prior written consent of the Board.

     (b) Definition. As used herein, "CONFIDENTIAL INFORMATION" means information disclosed to or known by Employee as a direct or indirect consequence of or through the Employment about Employers or any subsidiary of Employers, or their respective businesses, products and practices which information is not generally known in the business in which Employers or any subsidiary of Employers is or may be engaged. However, Confidential Information shall not include under any circumstances any information with respect to the foregoing matters which is (i) available to the public from a source other than Employee, (ii) released in writing by Employers to the public or to persons who are not under a similar obligation of confidentiality to Employers and who are not parties to this Agreement, (iii) obtained by Employee from a third party not under a similar obligation of confidentiality to Employers, (iv) required to be disclosed by any court process or any government or agency or department of any government, or (v) the subject of a written waiver executed by either Employers for the benefit of Employee.

     (c) Return of Property. Upon termination of the Employment, Employee will surrender to Employers all Confidential Information, including without limitation, all lists, charts, schedules, reports, financial statements, books and records of the Employers or any subsidiary of the Employers, and all copies thereof, and all other property belonging to the Employers or any subsidiary of the Employers, provided Employee shall be accorded reasonable access to such Confidential Information subsequent to the Employment Period for any proper purpose as determined in the reasonable judgment of any of the Employers.

     SECTION 8. Agreement Not to Compete. While Employee is actively employed by the Employers and for a period of one year thereafter, irrespective of the time, manner or cause of the termination of employment, Employee hereby


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
agrees that neither he nor any affiliate shall, either in his own behalf or as a partner, officer, director, employee, agent or shareholder (other than as the holder of less than 5% of the outstanding capital stock of any corporation with a class of equity security registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended) engage in, invest in or render services to any person or entity engaged in the businesses in which Employers or any subsidiary of Employers is then engaged and situated within any country. Nothing contained in this Section 8 shall be construed as restricting the Employee's right to sell or otherwise dispose of any business or investments owned or operated by Employee as of the date hereof. In the event of Employee's violation of the provisions of this Section 8, the right, if any, of Employee to receive any further payment pursuant to Section 4 above shall immediately terminate and the Employers shall be entitled to secure reimbursement from Employee for all payments made to Employee subsequent to the date of any such violation.

     SECTION 9. Agreement Not to Solicit Employees. Employee agrees that, while Employee is actively employed by the Employers and for a period of three years thereafter, irrespective of the time, manner or cause of the termination of employment, neither he nor any affiliate shall, on behalf of any business engaged in a business competitive with Employers or any subsidiary of Employers, solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or any agent of, either of Employers or any subsidiary of Employers to terminate his employment or agency, as the case may be, with either of Employers or such subsidiary; provided that such limitations shall not apply if the contact with the Employee or consultant is initiated by a third party on a "blind basis" such as through a head hunter.

     SECTION 10. No Violation. Employee hereby represents and warrants to Employers that the execution, delivery and performance of this Agreement by Employee does not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under any provision of any agreement or understanding to which the Employee or, to the best knowledge of Employee, any of Employee's affiliates are a party or by which Employee, or to the best knowledge of Employee, Employee's affiliates may be bound or affected.

     SECTION 11. Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

     SECTION 12. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered, whether or not actually received, two days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the


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
party to whom notice is being given at the specified address or at such other address as such party may designate by notice:

     Employers:     Thermadyne Holdings Corporation
                    c/o DLJ Merchant Banking Partners II, L.P.
                    277 Park Avenue
                    New York, New York 10172
                    Attention: Peter T. Grauer
                    Fax: (212) 892-7272

                    and

                    Thermadyne Holdings Corporation
                    101 South Hanley Road
                    St. Louis, Missouri 63105
                    Attention: Chief Financial Officer and General Counsel
                    Fax: (314) 746-2374

                    with a copy to:

                    Davis Polk & Wardwell
                    450 Lexington Avenue
                    New York, New York 10017
                    Attention: George R. Bason, Jr.
                    Fax: (212)450-4800

     Employee:      Karl R. Wyss
                    c/o Thermadyne Holdings Corporation
                    101 South Hanley Road
                    St. Louis, Missouri 63105

     SECTION 13. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance for this Agreement. In lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.


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
     SECTION 14. Amendments. This Agreement may be amended in whole or in part only by an instrument in writing setting forth the particulars of such amendment and duly executed by an officer of Employers and by Employee.

     SECTION 15. Waiver. No delay or omission by any party hereto to exercise any right or power hereunder shall impair such right or power to be construed as a waiver thereof. A waiver by any of the parties hereto of any of the covenants to be performed by any other party or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. Except as otherwise expressly set forth herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any party at law, in equity or otherwise.

     SECTION 16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same Agreement.

     SECTION 17. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of Missouri.

     SECTION 18. Payment Upon Death of Employee. In the event of the death of Employee during the term hereof, any unpaid payments due either prior to Employee's death or after Employee's death shall be payable as designated by Employee in writing to Employers. In the event of the death of all such persons so designated by Employee, either prior to the death of the Employee or during any time when payments are due as provided herein, or in the event Employee fails to so designate, or withdraws all such designations, said payments thereafter shall be made to the Employee or to Employee's estate.

     SECTION 19. Prior Employment Agreement. This Agreement supersedes any and all other employment, change-in-control, severance or similar agreements between Employee and Employers.

     SECTION 20. Withholding. All amounts payable under this Agreement shall be subject to all applicable tax or other withholding requirements.


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
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                                                EMPLOYERS:

                                                THERMADYNE HOLDING CORPORATION


                                                By   /s/ JAMES H. TATE
                                                   ---------------------------
                                                Title   SR VP & CFO
                                                      ------------------------

                                                EMPLOYEE:

                                                    /s/  KARL R. WYSS
                                                ------------------------------
                                                Karl R. Wyss




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                                   APPENDIX A

                                  ANNUAL BONUS

     1. For each full calendar year during which Executive is employed, he shall be entitled to an annual cash bonus, in the amount and payable in accordance with the following terms.

     2. The amount of the annual bonus for each calendar year shall be as follows:

          (a) If Holdings EBITDA, as defined below, is equal to Target EBITDA, as defined below, for the relevant year, the annual bonus shall be equal to 100% of Executive's base salary.

          (b) If Holdings EBITDA is less than or equal to 90% of Target EBITDA for the relevant year, the annual bonus shall be zero.

          (c) If Holdings EBITDA is greater than or equal to 110% of Target EBITDA for the relevant year, the annual bonus shall be equal to 150% of Executive's base salary; provided that if Holdings EBITDA exceeds 110% of Target EBITDA for the relevant year the annual bonus may be further increased in the sole discretion of the Board.

          (d) If Holdings EBITDA is between 90% and 100% of Target EBITDA for the relevant year, the annual bonus shall be equal to the product of 100% of Executive's base salary and a fraction, the numerator of which is the amount by which Holdings EBITDA exceeds 90% of Target EBITDA for the relevant year, and the denominator of which is 10% of Target EBITDA for the relevant year.

          (e) If Holdings EBITDA is between 100% and 110% of Target EBITDA for the relevant year, the annual bonus shall be equal to the sum of (i) 100% of Executive's base salary and (ii) the product of 50% of Executive's base salary multiplied by a fraction, the numerator of which is the amount by which Holdings EBITDA exceeds 100% of Target EBITDA for the relevant year, and the denominator of which is 10% of Target EBITDA for the relevant year.

For this purpose, "HOLDINGS EBITDA" means the earnings of Holdings and its consolidated subsidiaries before interest, taxes, depreciation and amortization (as determined in accordance with GAAP), after accruals for bonuses. "TARGET EBITDA" for any calendar year means the target earnings of Holdings and its consolidated subsidiaries before interest, taxes, depreciation and amortization during such calendar year, as agreed upon by the Board and Employee at the

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

beginning of such year. For 2001, Target EBITDA shall be $110,029,000.00, after accruals for bonuses.

     3. The annual bonus for each year shall be payable in accordance with the Employers' customary bonus and payroll practices. The annual bonus for any calendar year shall be payable only if Employee remains actively employed by Employers as of the date on which Employers pay bonuses for such year.



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

                                   APPENDIX B

                                 SPECIAL BONUS

     1. If, while Employee remains actively employed by the Employers, the value of the DLJMB Ownership Interest, as defined below, equals or exceeds $165 million, Employee shall be entitled to a special cash bonus equal to $7,425,000.

     2. For purposes of calculating the special bonus under this Appendix B, the following terms shall have the meaning set forth below:

          (a) "DLJMB ENTITIES" shall mean DLJ Merchant Banking Partners II, L.P., DLJ Offshore Partners II, C.V., DLJ Merchant Banking Partners II-A, L.P., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997 Partners, DLJ EAB Partners, DLJ First ESC, L.P. and DLJ ESC II, L.P.

          (b) "HOLDINGS ENTERPRISE VALUE" as of any date means seven multiplied by the Holdings EBITDA for the most recently completed twelve-month period. To the extent the EBITDA valuation multiples implicit in the market price of the stock of comparable publicly traded companies varies from seven, the Board shall have the discretion to adjust the multiple set forth in the preceding sentence to the average implicit EBITDA valuation multiple for such comparable publicly traded companies.

          (c) "DLJMB OWNERSHIP INTEREST" shall mean the product of (i) the aggregate percentage economic equity ownership of Holdings held by the DLJMB Entities (fully diluted to take into account any unexercised options or warrants), multiplied by (ii) the Holdings Enterprise Value less all long- and short-term debt of Holdings and its consolidated subsidiaries.

     3. The value of the DLJMB Ownership Interest shall be determined from time to time by the Board in its absolute discretion. For this purpose, the Board may, prior to payment of any bonus, require review by Holdings' auditors of any unaudited determinations of Holdings EBITDA, in order to ensure that no material audit adjustment is likely to affect the final calculation of Holdings EBITDA taken into account for purposes of calculating bonus payments under this Employment Agreement.

     4. In the event that the DLJMB Entities dispose of all or part of their investment in Holdings in exchange for an amount that is less than $165 million,


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
the Board shall have the discretion, but not the obligation, to pay Employee a partial special bonus to reflect the recovery by the DLJMB Entities of a portion of their original investment cost in Holdings. Any such payment shall be applied against and offset any payment that Holdings may subsequently become obligated to pay under Paragraph 1 of this Appendix B.


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
                                   APPENDIX C

                                   SALE BONUS

         1. If, while Employee remains actively employed by the Employers, the DLJMB Entities, as defined in Appendix B, fully dispose of their entire investment in Holdings (including common and preferred equity, as well as any debt) (a "DLJMB EXIT"), employee shall be entitled to a sale bonus in the amount set forth below.

         2. The sale bonus shall be equal to 1% of the amount, if any, by which the Holdings Enterprise Value, as defined in Appendix B, exceeds $808.1 million as of the date of the DLJMB Exit.



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

                                  AMENDMENT TO
                         EXECUTIVE EMPLOYMENT AGREEMENT

     This Amendment (the "AMENDMENT") to that certain Executive Employment Agreement (the "AGREEMENT") by and among Thermadyne Holdings Corporation, a Delaware corporation ("HOLDINGS"), together with its subsidiaries as therein defined (all called the "EMPLOYERS") and Karl R. Wyss ("EMPLOYEE") is made and entered into as of May 3, 2001 by and among the Employers and Employee.

     WHEREAS, Employers and Employee have determined that the term of the Agreement should be for a period of three, rather than two years;

     NOW, THEREFORE, Employers and Employee agree that the second sentence of
Section 1(a) of the Agreement shall be revised to read as follows:

     "The Employment shall be for a period (the "EMPLOYMENT PERIOD") that will
     (i) commence on the Effective Date and continue for at least three years thereafter (unless earlier terminated as provided herein) and (ii) renew on each anniversary of the Effective Date for a three-year period, on the same terms and conditions contained herein (unless earlier terminated as provided herein or Employee is timely provided a notice of nonrenewal as provided herein), such that the Employment Period shall extend for a period of three years from the date of such extension."

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.



                                                 EMPLOYERS:

                                                 THERMADYNE HOLDINGS CORPORATION


                                                 By         /s/ PETER T. GRAUER
                                                    ----------------------------
                                                 Title      Director
                                                       -------------------------

                                                 EMPLOYEE:


                                                        /s/  KARL R. WYSS
                                                  ------------------------------
                                                  Karl R. Wyss